Exhibit 99.1

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
October 16, 2012

WINTHROP REALTY TRUST ENTERS INTO VENTURE TO REDEVELOP TIMES SQUARE NEW YORK PROPERTY

Acquires Four B Notes at a Discount and Receives Payment in Full on Two Loan Receivables

FOR IMMEDIATE RELEASE – BOSTON, October 16, 2012/ -- Winthrop Realty Trust (NYSE:FUR) announced today that it has entered into a venture with The Witkoff Group and New Valley LLC (the "JV") to acquire and redevelop the property located at 701 Seventh Avenue, New York, New York, which is the northeast corner of 7th Avenue and 47th Street in the Times Square submarket of New York City.  The proposed redevelopment will include an expansion of the retail space to approximately 80,000 square feet, installing an approximately 22,000 square foot state of the art LED sign, and potential development of a hotel. Winthrop has committed to invest up to $68.0 million on a preferred equity basis with an initial contribution of approximately $29.0 million

In addition, Winthrop recently (i) acquired for $20.7 million four B-Notes with an aggregate principal balance of $25.7 million, secured by two office buildings in Burbank, California and two retail properties in Hawaii, (ii) received payment in full on its $30.0 million first mortgage loan secured by a 326,000 square foot commercial building located in Ft. Lauderdale, Florida resulting in a 22% return to Winthrop and (iii) received payment in full on its $15.6 million B Participation in a $70.0 million mortgage loan secured by multiple properties in Riverside, California resulting in a 12% return to Winthrop.

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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate financial instruments including CMBS, bonds, REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.